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                                                                    EXHIBIT 99.1


MICRO THERAPEUTICS ANNOUNCES PLAN TO ESTABLISH EUROPEAN SALES FORCE FOR ONYX(TM)
- GUIDANT CORPORATION TO CONTINUE PRODUCT DISTRIBUTION THROUGH END OF 2001 -

IRVINE, Calif., Sept. 18 -- Micro Therapeutics, Inc. (Nasdaq: MTIX - news) today said it will establish a direct sales force in Europe for its embolization product lines, including its leading product, Onyx(TM). The company said its current distribution agreement with Guidant Corporation will remain in effect until the end of 2001 after which it will be terminated.

John Rush, Micro Therapeutic's (MTI) president and chief executive officer, said Guidant has been a strong and supportive partner since the companies came together in November 1997. "Since the launch of Onyx(TM) in Europe in the fall of 1999, Guidant has done an admirable job in helping to establish Onyx(TM) as a leading interventional treatment for neuro vascular conditions," said Rush. "However, looking forward, we believe it is in our own best interest to have more control of our destiny and devote resources to establishing a direct sales presence in Europe. We intend to work closely with Guidant through the balance of the year to effect a smooth transition."

According to Guidant, this change will not affect their internal neuro vascular research and development program, including clinical research being conducted with European customers.

"We are excited about the prospects of taking more control over our distribution, which we believe is the natural 'next step' to our growth in the European market," said Rush. "We will focus most of our initial efforts on key countries such as the United Kingdom, France, Germany, Italy and Spain."

Under the terms of its original distribution and note agreements with Guidant, MTI will be required to pay a termination fee, and repay the notes currently held by Guidant.

ABOUT ONYX

Onyx is a liquid embolic material that is delivered through MTI's proprietary micro catheters directly into a targeted vascular malformation, such as a brain aneurysm or arteriovenous malformation (AVM). Once inside the targeted malformation, the liquid quickly transforms into a spongy polymer mass designed to seal off the malformation from blood flow. Onyx is non-adhesive, which enhances controllability during delivery, and it is visible under fluoroscopy -- allowing clinicians a clear view of the embolization procedure in real-time.

In Europe, MTI has received CE Mark to commercially promote Onyx for use in the treatment of aneurysms, AVMs and certain peripheral applications. In the U.S., the company is conducting pivotal clinical trials which are studying the use of Onyx in the treatment of aneurysms and AVMs. Investigational studies in Japan are planned but have not yet commenced. Worldwide, across all therapies, Onyx has been used in more than 1,000 procedures.

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ABOUT MICRO THERAPEUTICS, INC.

Micro Therapeutics develops, manufactures and markets minimally invasive devices for the diagnosis and treatment of vascular disease. MTI was founded in June 1993 and shortly thereafter, launched a single line of minimally invasive devices for the treatment of blood clots. In addition to Onyx, MTI's current product line portfolio includes more than 130 medical devices serving the neuro vascular and peripheral vascular markets.

Statements contained in this press release which are not historical information, are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied. Such potential risks and uncertainties include, but are not limited to, in no particular order: the company's ability to build a sales force in Europe, the impact of terminating its distribution agreement with Guidant Corporation, product development, risks and results of clinical testing, demand and market acceptance risks, the impact of competitive products and pricing, regulatory approval and future product development. More detailed information on these and additional factors which could affect Micro Therapeutics, Inc.'s operating and financial results are described in the company's prospectus dated February 18, 1997, as well as in its Forms 10-QSB, 10-KSB and other reports, filed or to be filed with the Securities and Exchange Commission. Micro Therapeutics, Inc. urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, Micro Therapeutics, Inc. undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.